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EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

As independent auditors, we hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-90848, 33-92200, 333-57683) pertaining to the 1995 Stock Option Plan, 1995 Employee Stock Option Plan, 1992 Stock Option Plan and the Amended and Restated 1984 Incentive Stock Option Plan of SDL, Inc of our report dated 15 December 1998, with respect to the consolidated financial statements of IOC International plc as at 30 September 1998 and 1997 and for the three years ended 30 September 1998 (not presented herein, but as included within the Registration Statement of SDL, Inc on Form S-4 No 333-75639). It should be noted that we have not audited any financial statements of the company subsequent to 30 September 1998 or performed any audit procedures subsequent to the date of our report.




Arthur Andersen
Chartered Accountants
Cambridge, England
25 June 1999